EXHIBIT 10.1

SOAH DOCKET NO. 473-05-0174
PUC DOCKET NO. 30172

APPLICATION OF	§	BEFORE THE STATE OFFICE
PNM RESOURCES, INC., AND	§
TEXAS-NEW MEXICO POWER	§	OF
COMPANY REGARDING	§
PROPOSED ACQUISITION	§	ADMINISTRATIVE HEARINGS
OF STOCK	§

STIPULATION

WHEREAS, on September 9, 2004, PNM Resources, Inc. ("PNM Resources") and Texas-New Mexico Power Company ("TNMP") (jointly referred to as "Applicants") filed an application seeking:  (i) a finding by the Public Utility Commission of Texas ("Commission" or "PUC") that the proposed acquisition by PNM Resources of 100% of the common stock of TNMP's parent, TNP Enterprises, Inc. ("TNP Enterprises"), which acquisition is hereinafter referred to as the "Transaction" is consistent with the public interest pursuant to PURA § 14.101; and (ii) Commission approval of a regulatory plan under which a total of $4.1 million in net synergy savings would be credited to TNMP's Texas retail delivery base rates over the five-year period following the closing of the Transaction;

WHEREAS, the cities of Dickinson, Lewisville, La Marque, Fort Stockton, and Friendswood served by TNMP ("Cities"); the office of Public Utility Counsel ("OPC"); Texas Industrial Energy Consumers ("TIEC"); Alliance for Retail Markets ("ARM"); El Paso Electric Company ("EPE"); Rio Grande Electric Cooperative, Inc. ("RGEC"); Cap Rock Energy Corporation ("Cap Rock"); Sharyland Utilities, LP ("Sharyland Utilities"); and Power Resources Group, Inc. ("PRG") filed motions to intervene in this proceeding, all of which interventions, except PRG's, have been granted;

WHEREAS, Applicants invited all of the entities that had filed motions to intervene and the Legal and Enforcement Division of the Commission ("Staff") to participate in settlement discussions;

WHEREAS, Applicants, Staff, Cities, OPC, TIEC, and ARM agree that a negotiated resolution of this proceeding on the basis set forth in this Stipulation is in the public interest because the result is reasonable and will conserve the public's and the parties' resources and eliminate controversy; and

WHEREAS, EPE, Cap Rock, and Sharyland Utilities, while not entering into the Stipulation, have indicated that they do not oppose the entry of an order in Docket No. 30172 consistent with this Stipulation.

NOW THEREFORE, Applicants, Staff, Cities, OPC, TIEC, and ARM (the "Signatories") stipulate and agree as follows:

ARTICLE I
The Stipulation:  Resolution of All Issues

A.                The Signatories agree that the terms of this Stipulation are in the public interest and that the Commission should enter an order materially consistent with this Stipulation and providing for its implementation.

B.                 The Signatories agree to support fully this Stipulation in all respects and to use all reasonable efforts to obtain prompt adoption of a final order in Docket No. 30172 based on this Stipulation.  The Signatories further agree to defend the terms of this Stipulation.

C.                The Signatories agree that this Stipulation resolves all issues in Docket No. 30172.

D.                The terms of this Stipulation apply only to TNMP's Texas rates, operations, services, and tariffs.

ARTICLE II
Support for the Transaction

The Signatories agree that the acquisition by PNM Resources of 100% of the common stock of TNP Enterprises under the terms as described in Applicants' direct testimony and in conjunction with other provisions of this Stipulation is consistent with the public interest and support the entry by the Commission of an order finding the Transaction to be consistent with the public interest pursuant to PURA § 14.101.

ARTICLE III
Conditions Precedent

The Signatories acknowledge and agree that all of the provisions of this Stipulation, except for Articles IV, V, VI., and X below, are contingent upon the closing of the Transaction and the acquisition by PNM Resources of 100% of the common stock of TNP Enterprises under terms consistent with those described in Applicants' direct testimony.  In the event the Transaction does not close, all Signatories are released from the provisions of this Stipulation and all obligations arising hereunder, with the exception of Articles IV, V, VI., and X below.

ARTICLE IV
Rate Reduction

A.                TNMP agrees that it will reduce its Texas retail delivery base rates by $13 million annually (the "Rate Reduction").  The Rate Reduction shall be based on the historical test year ending September 30, 2004.  Exhibit 1 attached to this Stipulation contains the rider that implements the Rate Reduction for each class of customer.  The Signatories agree to support the issuance by the Commission of an order approving the Rate Reduction and the rider attached as Exhibit 1 hereto.

B.                 The signatories agree that the Rate Reduction is contingent upon the Commission entering an order materially consistent with this Stipulation and providing for its implementation.

C.                Provided that the conditions precedent set forth in Article IV.B. are satisfied, the Rate Reduction will be made effective for billing cycles beginning May 1, 2005,  provided that if the order by the PUC is executed on or after April 21 then the approved Rate Reduction shall go into effect for billing cycles beginning 10 days after the date of the order.  The date of the initial effectiveness of the Rate Reduction is referred to as the "Implementation Date."

D.                The Rate Reduction shall be applied as an equal across-the-board percentage reduction in the Texas retail delivery base rates to all customer classes.  As reflected in the Rate Reduction rider attached hereto as Exhibit 1, the Signatories also agree to support the proposal that exempts municipal pumping customers from the 80% demand ratchet imposed by the Commission in Docket No. 22349 for secondary service customers with billing demand greater than 5 kilowatts ("kW").  TNMP agrees that the rider implementing the Rate Reduction does not seek to recover any revenues that will be lost as a result of exempting municipal pumping customers from the 80% demand ratchet.  The Signatories acknowledge and agree that the design of the rates proposed in this Stipulation has been entered into as a matter of compromise and is not intended to create a precedent for resolving such issues in any future proceeding involving TNMP.

E.                 The Signatories agree that the Rate Reduction has been entered into by all parties solely as a matter of compromise and settlement. For purposes of financial and regulatory reporting during and following the Rate Freeze as defined in Article V.A. below, the Signatories agree that TNMP's weighted average cost of capital (utilizing a hypothetical 60% debt - 40% common equity capital structure) is 8.34% as calculated on Exhibit 2.  Additionally, for regulatory purposes, TNMP is deemed to be recovering the System Benefit Fund regulatory asset as part of the settlement rates. No amortization of the System Benefit Fund regulatory asset or any unamortized balance of the System Benefit Fund  regulatory asset will be included in the cost of service or rate base in a retail delivery rate case subsequent to the Rate Freeze, as defined hereinafter. While the Signatories support the Rate Reduction as being reasonable under the circumstances and support its approval by the Commission, they do not necessarily agree that the amount of the Rate Reduction, the weighted average cost of capital, or any other component is what would result if a contested rate proceeding on the same facts were to be conducted by the Commission.

F.                 The Signatories further agree that the Rate Reduction is not related to and does not reflect any savings related to synergies arising from the closing of the Transaction.  Rather, the Rate Reduction is solely related to the existing circumstances and facts of TNMP without regard to the Transaction and is addressed herein solely for the convenience of the Signatories.

ARTICLE V
Base Rate Freeze

A.                TNMP agrees not to file an application with any regulatory authority to increase its retail delivery base rates prior to two years following the Implementation Date.  The two-year period following the Implementation Date is referred to as the "Rate Freeze."

B.                 The Rate Freeze does not apply to:  (i) Transmission Cost Recovery Factors ("TCRF"); (ii) Competition Transition Charges ("CTC") or Transition Charges ("TC") related to stranded cost recovery; (iii) other adjustments to T&D rates associated with the true-up proceeding required by PURA §39.262; or (iv) revenue neutral tariff changes that do not shift revenue between classes

C.                Staff, Cities, OPC, TIEC, and ARM  agree that they will not initiate or request the Commission or another entity to initiate a rate case to reduce TNMP's retail delivery base rates during the Rate Freeze.  TNMP agrees that the existing authority of regulatory authorities to request and obtain rate and service information pertaining to TNMP's transmission and distribution services is not affected by this Stipulation.

D.                The Rate Freeze does not preclude the implementation of any rate mechanism or revision found appropriate as a result of a remand by a court to the Commission from a judicial appeal.

ARTICLE VI
Filings Under P.U.C. Subst. R. 25.41(g)(3) and 25.263(n)

A.                Pursuant to P.U.C. Subst. R. 25.263(n)(1), TNMP shall make its application to adjust rates within 60 days ("60-Day Filing") following the issuance of a final, appealable order in its true-up proceeding, Docket No. 29206.

B.                 Pursuant to P.U.C. Subst. R. 25.41(g)(3), TNMP's affiliated retail electric provider, First Choice Power Special Purpose, L.P. ("FCP"), shall request the Commission to consider its Post-True-Up Price to Beat ("PTB") Adjustment proceeding on a schedule consistent with the processing of TNMP's 60-Day Filing.  FCP shall file its Post-True-Up PTB Adjustment filing to adjust its PTB Base Rates no later than 30 days after the date upon which TNMP files its 60-Day Filing application.  FCP shall file its Post-True-Up PTB Adjustment filing to adjust its PTB Fuel Factors within ten days of the earlier of: (1) the issuance of a proposal for decision in the 60-Day Filing docket, or (2) the filing of a unanimous settlement in the 60-Day Filing docket.  FCP's Post-True-Up PTB Adjustment filings to adjust its PTB Base Rates and its filings to adjust its PTB Fuel Factors shall be made in the same proceeding.  FCP's Post-True-Up PTB Adjustment shall take into account and include the impact of this Stipulation's Article IV Rate Reduction and Article VII Synergy Savings Credit.

C.                If the Transaction closes prior to the expiration of 30 days from the date of the 60-Day Filing final order, FCP will request a simultaneous effective date for the non-bypassable rates established in the 60-Day Filing final order and the PTB rates set in the Post-True-Up PTB Adjustment final order.  The simultaneous effective date will be no later than 30 days following the issuance of the final order in the 60-Day Filing docket.

D.                If the Transaction does not close prior to the expiration of 30 days from the date of the 60-Day Filing final order, FCP shall request that the Commission issue an interim order reflecting a calculation of the Post-True-Up PTB pursuant to P.U.C. SUBST. R. 25.41(g)(3), with the exception of the impact of the Article VII Synergy Savings Credit on the calculation of the Post-True-Up PTB.  In such a case, FCP will request a simultaneous effective date for the non-bypassable rates established in the 60-Day Filing final order and the PTB rates set in the Post-True-Up PTB Adjustment interim order.  The simultaneous effective date will be no later than 30 days following the issuance of the final order in the 60-Day Filing docket.  If the Commission issues a Post-True-Up PTB Adjustment interim order, FCP shall request the issuance of a final order incorporating the Article VII Synergy Savings Credit within thirty (30) days of closing the Transaction.

ARTICLE VII
Synergy Savings Credit

A.                Over the twenty-four month period following the closing of the Transaction, and beginning with billing cycles as of the 1st day of the month following the closing of the Transaction, TNMP agrees to provide a total of $6 million in net synergy savings credits to its Texas retail delivery base rates.

B.                 The net synergy savings credits of $3 million per year will be allocated to customer classes in the same manner as specified in Article IV.  The amount allocated to each customer class shall be applied to reduce the customer charge component of the base rates as set forth in the proposed Synergy Savings Credit rider attached hereto as Exhibit 3.  This resolves all issues concerning synergy savings and the costs to achieve synergy savings.

ARTICLE VIII
Transaction Costs

Applicants agree to not include transaction costs associated with the acquisition in TNMP's cost of service in any future Texas retail delivery base rate case.  Transaction costs are those costs necessary to consummate the Transaction and include the following:  (1) TNP Enterprises recapitalization costs, i.e., PIK preferred call premium, call premium on 10.25% debt refinancing and underwriting fees (legal, banking and others) incurred in connection with the recapitalization activities; (2) change of control/severance cost related to TNP Enterprises costs that have never been included in cost of service in either TNMP-Texas or TNMP-NM rates; (3) bank advisory fees incurred in connection with the acquisition; and (4) legal, external accounting and rating agency fees related to the negotiation and execution of the Stock Purchase Agreement.   Transaction costs do not include costs to achieve synergy savings.

ARTICLE IX
Accounting for the Transaction

TNMP agrees that it will not seek to recover through Texas retail delivery base rates any amounts for goodwill or intangible assets resulting from the application of "push-down" accounting for the effects of the Transaction.

ARTICLE X
Capital Structure and Credit Rating

A.                The Signatories agree that a capital structure of 60% debt - 40% common equity will be used to establish the return component in TNMP's next Texas retail delivery base rate case so long as TNMP's next base rate case is filed on or before January 1, 2009.

B.                 TNMP agrees that its requested cost of equity will be based on the higher of its actual credit rating by Standard & Poor's at the time of the filing or the lowest investment grade credit rating (Standard & Poor's BBB-) in its next retail delivery base rate case so long as its next base rate case is filed on or before January 1, 2009.

ARTICLE XI
Service Quality Standards and Reliability Commitments

A.                TNMP agrees to extend through the earlier of its next Texas retail delivery base rate case or December 31, 2009, the service quality and reliability commitments set forth in Exhibit 4 hereto.  Compliance with such commitments is subject to force majeure as set forth in such Exhibit 4 ("Service Reliability Force Majeure").

B.                 The Signatories agree that TNMP has complied with the consultant's report on Sanderson reliability as contemplated by the stipulation in Docket No. 21112.

C.                The Signatories further agree that TNMP has paid all penalties related to merger commitments arising from Docket No. 21112 and has no remaining liability for calendar years 2000 through 2003.  Beginning for the calendar year 2004 reporting period, penalties, if any, will be calculated as set forth in Exhibit 5 hereto.

ARTICLE XII
Employee Safety

A.                Through the earlier of its next Texas retail delivery base rate case or December 31, 2009, TNMP agrees to maintain employee safety (as defined by the number of OSHA Reportable Accidents) starting in calendar year 2005 equal to, or better than, TNMP's actual historical average for the period 1999-2003, excluding generation-related incidents.

B.                 No penalties or rewards will be imposed as a result of the foregoing employee safety provision.

C.                Compliance with this commitment is subject to Service Reliability Force Majeure events.

ARTICLE XIII
T&D Construction Centers and Field Services Employees

During the Rate Freeze, TNMP agrees it will not decrease its 14 existing transmission and distribution ("T&D") construction centers or the 363 TNMP employees in Texas performing T&D field services.

ARTICLE XIV
REP-Related Commitments

A.                TNMP shall  host an annual meeting with the retail electric providers ("REPs") to which it provides T&D service.  The purpose of such meeting will be to allow discussion of TNMP's practices and policies and to permit REPs to provide comments to TNMP on such practices and policies. TNMP shall respond to all market related comments raised by REPs during this meeting within 90 days of the meeting, including an explanation of what changes were made in response to REP comments.  TNMP shall explain why other comments or suggestions were not acted on, if any.

B.                 TNMP is committed to the "ERCOT and Non-ERCOT FasTrak Day-to-Day Policies and Procedures."  In the event an issue raised by a REP is not capable of being resolved within seven (7) business days, TNMP shall provide the affected REP with a time schedule for resolution of the issue no later than the seventh business day.  TNMP shall use due diligence in resolving all ERCOT and Non-ERCOT FasTrak issues raised by REPs.

C.                TNMP is committed to working with REPs to resolve cancellation/rebill issues in a timely manner. In the event an issue is not capable of being resolved within seven (7) business days, TNMP shall provide the affected REP with a time schedule for resolution of the issue no later than the seventh business day.  TNMP shall use due diligence in resolving all cancellation/rebill issues.

D.                TNMP shall acknowledge the receipt of an inquiry from a REP, transmitted through the centralized communication mechanism published in the marketplace, by the close of two (2) business days following receipt of the inquiry.  The Signatories agree that an inquiry from a REP concerning a FasTrak issue will be first handled in accordance with the FasTrak procedure.  In the event an issue is not capable of being resolved within seven (7) business days, TNMP shall provide the affected REP with an expected time schedule for resolution of the issue no later than the seventh business day.  TNMP shall use due diligence in resolving such REP inquiries.

E.                 TNMP agrees to use due diligence to respond to letters of authorization within five (5) business days as contemplated by the ERCOT Retail Market Guide.

F.                 TNMP shall investigate the feasibility of providing REPs with direct access to specific customer, non-IDR historical metering data via the Internet.  By March 1, 2005, TNMP, in consultation with ARM,  shall determine  whether such access is reasonably feasible.  If  such access is deemed reasonably feasible, TNMP shall make commercially reasonable efforts to provide such Internet access by October 1, 2005 .  If REP Internet access is not deemed reasonably feasible, TNMP shall explain in detail the reasons underlying that conclusion and propose potential alternatives.

ARTICLE XV
Industrial Service -Related Commitments

A.                TNMP is committed to the adequate maintenance of its metering equipment in accordance with accepted good utility practice as defined in P.U.C. Subst. R. 25.5(56).

B.                 TNMP shall provide customer usage information in accordance with the terms set forth in 4.8.1 of the TNMP tariff for retail delivery service. In this regard, TNMP is installing MV-Web, which will allow customers with IDR billing to access their historical account information by the later of June 30, 2005, or the closing of the Transaction.  TNMP agrees to read IDR customers' metersmore frequently and will allow customers or their designated representatives to install, at the customer's cost, telemetry necessary to poll the meter data on a real time basis.  TNMP agrees to provide this data to the customers as soon as practicable after customer IDR meters have been polled.

C.                TNMP shall investigate changing its billing system to accommodate a more complex billing statement.  By May 1, 2005, TNMP will determine, in accordance with the implementation of the Texas SET V2.1, whether such billing system changes are reasonably feasible.  If the implementation of a complex billing statement is reasonably feasible, TNMP will make commercially reasonable efforts to implement that system within 180 days after completion of the completion of the feasibility analysis.  If the implementation of a complex billing statement is not deemed reasonably feasible, TNMP will explain the reasons underlying that conclusion and propose potential alternatives.

D.                TNMP shall establish a process under which an employee will be dedicated to reviewing each IDR meter reading for accuracy and TNMP shall provide backup information supporting the derivation of all charges on a customer's bill.  TNMP further agrees to timely resolve any customer billing disputes in accordance with Article XIV.B. above. This Stipulation does not resolve billing disputes existing on the date of execution of this Stipulation.

E.                 TNMP shall hold quarterly meetings between TNMP officer-level employees and appropriate officer-level employees designated by the industrial customers to discuss reliability issues, planned maintenance and system planning.  The initial officers designated by the industrial customers are identified on Exhibit 6 hereto.  TNMP and TIEC may revise the list of officers as appropriate.  TNMP is entitled to rely on the list of industrial officers provided by TIEC on Exhibit 6 unless notified of any changes in writing.

F.                 TNMP agrees to provide TNMP's planned maintenance schedule for its transmission and substation system within a reasonable time after internal approval to the customer contact list attached as Exhibit 7 hereto.  TNMP and TIEC may revise the contact list as appropriate.  TNMP is entitled to rely on the contact list provided by TIEC on Exhibit 7 unless notified in writing. In no event shall TNMP commence planned maintenance or make planned system modifications or improvements that would temporarily lessen system reliability without first providing at least 90 days written notice to the affected customers. Written notice provided at any of the meetings provided for herein or the minutes of those meetings shall be sufficient written notice for the purposes hereof.

G.                TNMP is committed to service reliability and will seek continuous improvement in the area of service reliability within reasonable cost parameters.  In light of that commitment, TNMP shall prepare an annual transmission reliability report for its industrial customers that discusses past reliability efforts, TNMP's projected system load growth for the next three years, TNMP's plans to accommodate load growth, and all proposed reliability initiatives, improvements or modifications.  TNMP shall host an annual meeting, which will take place at one of the quarterly meetings called for by Article XV.E, with all industrial customers, as set forth in Exhibit 6.  The purpose of such meeting will be to allow discussion of TNMP's annual reliability report and to permit industrial customers the opportunity to provide loading information and comments to TNMP on reliability issues.  TNMP shall provide a substantive response  to all comments or suggestions raised by industrial customers during this meeting within 90 days of the meeting.

ARTICLE XVI
Sharyland Utilities

This Stipulation has no impact on the prices charged or the services provided by First Choice Power, LP and First Choice Power Special Purpose, LP to customers in the service area certificated to Sharyland Utilities.

ARTICLE XVII
Miscellaneous Provisions

A.                This Stipulation is binding on each Signatory only for the purpose of settling the issues herein and for no other purpose.  The Signatories acknowledge and agree that a Signatory's support of the matters contained in this Stipulation may differ from its position or testimony in other dockets and cases not referenced in this Stipulation.  To the extent that there is a difference, a Signatory does not waive its position in such other dockets.  Because this is a settlement agreement, a Signatory is under no obligation to take the same position as set out in this Stipulation in other dockets not referenced in this Stipulation whether those dockets present the same or a different set of circumstances.  The Signatories reserve their rights in this docket to litigate all issues in this docket against parties who do not sign this Stipulation.  Provided, however, that in the event a person or entity other than a Signatory attempts to initiate a TNMP rate case during the Rate Freeze, the Signatories are bound by the provisions of this Stipulation not to support any change in retail delivery base rates.

B.                 This Stipulation represents a compromise, settlement and accommodation among the Signatories, and all Signatories agree that the terms and conditions herein are interdependent and no Signatory shall be bound by any portion of this Stipulation outside the context of the Stipulation as a whole.  If the Commission does not accept this Stipulation as presented, or an interim or final order inconsistent with this Stipulation in any material respect is issued, the Signatories agree that any signatory adversely affected by that material modification or inconsistency has the right to withdraw its consent from this Stipulation, thereby becoming released from all commitments and obligations, and to proceed to hearing on all issues, present evidence, and advance any positions it desires as if it had not been a Signatory.  The Signatories agree that neither oral nor written statements made during the course of the settlement negotiations may be used as an admission or concession of any sort nor as evidence in any proceeding.  If the Commission does not adopt orders consistent with the material terms of this Stipulation, the Signatories agree that the terms of this Stipulation were made during the course of settlement negotiations and may not be used as an admission or concession of any sort nor as evidence in any proceeding.  This obligation shall continue and be enforceable, even if this Stipulation is terminated.

C.                This written Stipulation contains the entire understanding and agreement of the Signatories with regard to Docket No. 30172, supersedes all other written and oral exchanges, or arrangements or negotiations among them or their representatives with respect to the subjects contained herein; and neither this Stipulation, nor any of the terms of this Stipulation, may be altered, amended, waived, terminated, discharged or modified, except by a writing properly executed by the Signatories.

D.                The Signatories mutually agree that they enter into this Stipulation for their exclusive benefit and the benefit of their respective lawful successors.  The Signatories agree that nothing in this Stipulation shall be construed to confer any right, privilege or benefit on any person or entity other than the Signatories and their respective lawful successors.

E.                 This Stipulation assumes the legality of the treatments and methodologies set out herein.  Should any treatment or methodology used be declared illegal by either the Commission or a court, the Signatories agree to negotiate in good faith to substitute a treatment or methodology with the same economic effect of that declared illegal.

F.                 The titles assigned to each Article are for convenience only, are not part of this Stipulation and shall not be considered in the resolution of any dispute or question arising with respect to this Stipulation.

G.                Each signing representative warrants that he or she is duly authorized to sign this Stipulation on behalf of the Signatory he or she represents, subject to approval by local regulatory authorities.  Facsimile copies of signatures are valid for purposes of evidencing execution.  The Signatories may sign individual signature pages to facilitate the circulation and filing of the original of this Stipulation.

H.                The Signatories agree that their request that the Commission enter an order consistent with the Stipulation is not intended to have precedential value with respect to any particular principle, treatment, or methodology that may underlie the Stipulation.

IN WITNESS WHEREOF, this Stipulation has been executed, approved and agreed to by the Signatories hereto in multiple counterparts each of which shall be deemed an original, on the date indicated below by the Signatories hereto, by and through their undersigned duly authorized representatives.  This Stipulation shall be effective and binding, as to each Signatory, as of the date of execution of each Signatory.

PNM RESOURCES, INC	TEXAS-NEW MEXICO POWER COMPANY
By: /s/ Patrick Ortiz	By: /s/ Jack V. Chambers
Title: SVP, General Counsel and Secretary	Title: Chairman, President, and CEO
Date: February 1, 2005	Date: January 1, 2005

LEGAL AND ENFORCEMENT DIVISION OF THE PUBLIC UTILITY COMMISSION OF TEXAS	OFFICE OF PUBLIC UTILITY COUNSEL
By: /s/ William Huie	By: /s/ Roger Stewart
Title: Staff Attorney	Title: Assistant Public Counsel
Date: January 31, 2005	Date: January 31, 2005

TEXAS INDUSTRIAL ENERGY CONSUMERS	CITIES OF DICKENSON, LEWISVILLE, LA MARQUE, FT. STOCKTON AND FRIENDSWOOD
By: /s/ Joseph P. Younger	By: /s/ Steven A. Porter
Title: Attorney for TIEC	Title: Attorney for Cities
Date: February 1, 2005	Date: February 3, 2005

ALLIANCE FOR RETAIL MARKETS
By: /s/ Stephen J. Davis
Title: Attorney for ARM
Date: February 2, 2005

FIRST CHOICE POWER SPECIAL PURPOSE, L.P. signs this Stipulation agreeing to and being bound only by Articles VI.B., VI.C., and VI.D.

By: /s/ Manjit S. Cheema

Title: President

Date: January 31, 2005